We hereby consent to the use in the Prospectus Supplement constituting part of this Post-Effective Amendment No. 7 to the Registration Statement No. 333-17633 on Form S-6 of (1) our report dated February 4, 2003 relating to the financial statements of Separate Account I of The Equitable Life Assurance Society of the United States for the year ended December 31, 2002, and (2) our report dated February 4, 2003 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 2002, which reports appear in such Prospectus Supplement. We also consent to the reference to us under the heading "FINANCIAL STATEMENTS" in the Prospectus Supplement.


/s/ PricewaterhouseCoopers LLP
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    New York, New York
    April 9, 2003